Exhibit 10.1

CENTERPOINT ENERGY, INC.

CHANGE IN CONTROL PLAN

(As Amended and Restated Effective May 1, 2017)

CenterPoint Energy, Inc., a Texas corporation (the “Company”), has adopted the CenterPoint Energy, Inc. Change in Control Plan, as amended and restated effective as of May 1, 2017 (the “Plan”), for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. The Plan, as set forth herein, amends and restates, in its entirety, the CenterPoint Energy, Inc. Change in Control Plan adopted effective as of January 1, 2015. The Plan is intended to help retain qualified employees and provide financial security to certain employees of the Company whose employment with the Company and its Affiliates may be terminated under circumstances entitling them to severance benefits as provided herein.

The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01.    Definitions. Capitalized terms used in the Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

“Affiliate” shall mean any company or other entity controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Code.

“Board” shall mean the Board of Directors of the Company.

“Cause” means a Participant’s (a) gross negligence in the performance of the Participant’s duties, (b) intentional and continued failure to perform the Participant’s duties, (c) intentional engagement in conduct which is materially injurious to the Company or its Affiliates (monetarily or otherwise) or (d) conviction of a felony or a misdemeanor involving moral turpitude. For this purpose, an act or failure to act on the part of a Participant will be deemed “intentional” only if done or omitted to be done by a Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company, and no act or failure to act on the part of a Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence.

“CEO” means the Company’s President and Chief Executive Officer.

“Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(A)    30% Ownership Change: Any Person makes an acquisition of Beneficial Ownership of Outstanding Voting Stock (including any acquisition of Beneficial Ownership deemed to have occurred pursuant to Rule 13d-5 under the Exchange Act) and is, immediately thereafter, the Beneficial Owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made by a Parent Corporation resulting from a Business Combination (other than the Company) if, following such Business Combination, the conditions specified in clauses (i), (ii), (iii) and (iv) of subsection (c) of this definition are satisfied; or any Group is formed that is the Beneficial Owner of 30% or more of the Outstanding Voting Stock; or

(B)    Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(C)    Major Mergers and Acquisitions: Approval by the shareholders of the Company of a Business Combination (or if there is no such approval by shareholders, consummation of such Business Combination) unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Voting Stock immediately prior to such Business Combination will (or do) beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Parent Corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) will not (or does not) exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately prior to such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any Parent Corporation resulting from a Business Combination) will (or does) beneficially own, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the Parent Corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the Parent Corporation resulting from such Business Combination were Incumbent Directors immediately prior to consummation of such Business Combination; or

(D)    Major Asset Dispositions: Approval by the shareholders of the Company of a Major Asset Disposition (or if there is no such approval by shareholders consummation of such Major Asset Disposition) unless, immediately following such Major Asset Disposition, (i) individuals and entities that were Beneficial Owners of the Outstanding Voting Stock immediately prior to such Major Asset Disposition will (or do) beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the board of directors of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors immediately prior to consummation of such Major Asset Disposition

For purposes of the foregoing definition:

(1)	“Beneficial Owner,” “Beneficial Ownership” and “Beneficially Own” are used as defined for purposes of Section 13(d)(3) under the Exchange Act.

(2)	“Business Combination” means (x) a merger or consolidation involving the Company or its stock or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets.

(3)	“Election Contest” is used as it is defined for purposes of Rule 14a-11 under the Exchange Act.

(4)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(5)	“Group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act.

(6)	“Incumbent Director” means a director of the Company (x) who was a director of the Company on January 1, 2015, or (y) who becomes a director subsequent to such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director shall not be deemed an Incumbent Director if his initial assumption of office occurs as a result of an actual or threatened Election Contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board.

(7)	“Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company shall be based on fair market value, as determined by a majority of the Incumbent Directors.

(8)	“Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) shall be determined based on the combined voting power of such securities.

(9)	“Parent Corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

(10)	“Person” means an individual, entity or Group.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” means CenterPoint Energy, Inc., a Texas corporation, and any successor thereto.

“Compensation” means the greater of (a) the sum of a Participant’s annual base salary plus Target Bonus determined immediately prior to the date on which a Change in Control occurs, or (b) the sum of a Participant’s annual base salary plus Target Bonus determined immediately prior to the date of the Participant’s Covered Termination.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Covered Termination” means any termination of a Participant’s employment with the Company or any Affiliate that is a “Separation from Service” (within the meaning of Code Section 409A and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto)) thereof:

(A)    that does not result from any of the following:

(1)	death;

(2)	disability entitling the Participant to benefits under the Company’s long-term disability plan;

(3)	involuntary termination for Cause; or

(4)	resignation by the Participant, unless such resignation is for Good Reason; and

(B)    that occurs:

(1)	during the three-month period ending immediately prior to the date a Change in Control occurs, provided that a binding agreement to effect a Change in Control has been executed as of the Participant’s termination date (a “Pre-Change in Control Covered Termination”); or

(2)	within two years after the date upon which a Change in Control occurs.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Good Reason” means any one or more of the following events:

(A)    a failure to maintain a Participant in the position, or a substantially equivalent position, with the Company and/or an Affiliate, as the case may be, which the Participant held immediately prior to the Change in Control;

(B)    a significant adverse change in the authorities, powers, functions, responsibilities or duties which a Participant held immediately prior to the Change in Control;

(C)    a material reduction in a Participant’s annual base salary as in effect immediately prior to the date on which a Change in Control occurs;

(D)    a significant reduction in a Participant’s qualified retirement benefits, nonqualified benefits and welfare benefits provided to the Participant immediately prior to the date on which a Change in Control occurs; provided, however, that a contemporaneous diminution of or reduction in qualified retirement benefits and/or welfare benefits which is of general application and which uniformly and contemporaneously reduces or diminishes the benefits of all covered employees shall be ignored and not be considered a reduction in remuneration for purposes of this paragraph (D);

(E)    a material reduction in a Participant’s overall compensation opportunities (as contrasted with overall compensation actually paid or awarded) under the STI Plan, a long-term incentive plan or other equity plan (or in such substitute or alternative plans) from that provided to the Participant immediately prior to the date on which a Change in Control occurs;

(F)    a change in the location of a Participant’s principal place of employment with the Company by more than 50 miles from the location where the Participant was principally employed immediately prior to the date on which a Change in Control occurs; or

(G)    a failure by the Company to provide directors and officers liability insurance covering a Participant comparable to that provided to the Participant immediately prior to the date on which a Change in Control occurs;

provided, however, that no later than 30 days after learning of the action (or inaction) described herein as the basis for a termination of employment for Good Reason, a Participant shall advise the Company in writing that the action (or inaction) constitutes grounds for a termination of his or her employment for Good Reason, in which event the Company shall have 30 days (the “Cure Period”) to correct such action (or inaction). If such action (or inaction) is not corrected prior to the end of the Cure Period, then the Participant may terminate his or her employment with the Company for Good Reason within the 30-day period following the end of the Cure Period by giving written notice to the Company. If such action (or inaction) is corrected before the end of the Cure Period, then the Participant shall not be entitled to terminate his or her employment for Good Reason as a result of such action (or inaction).

“LTI Plan” means the CenterPoint Energy, Inc. 2009 Long-Term Incentive Plan or any successor plan or program thereto.

“Officer” means the CEO, the Executive Chairman of the Board and each Executive Vice President, Senior Vice President and Vice President of the Company.

“Participant” shall mean each Officer who satisfies the requirements of Section 2.01(a) of the Plan.

“Plan” shall mean this CenterPoint Energy, Inc. Change in Control Plan, as amended, supplemented or modified from time to time in accordance with its terms.

“Retirement Plan” means the CenterPoint Energy Retirement Plan, as amended and restated effective January 1, 2016, and as thereafter amended.

“Severance Multiple” means (a) three (3), in the case of the CEO, (b) two (2), in the case of the Executive Chairman of the Board, Executive Vice Presidents and Senior Vice Presidents of the Company, (c) one and one half (1.5), in the case of Vice Presidents of the Company with ten (10) or more Years of Service as of the date of the Covered Termination, and (d) one (1), in the case of Vice Presidents of the Company with less than ten (10) Years of Service as of the date of the Covered Termination.

“Severance Period” means a period of time equal to (a) three (3) years, in the case of the CEO, (b) two (2) years, in the case of the Executive Chairman of the Board, Executive Vice Presidents and Senior Vice Presidents of the Company, (c) one and one half (1.5) years, in the case of Vice Presidents of the Company with ten (10) or more Years of Service as of the date of the Covered Termination, and (d) one (1) year, in the case of Vice Presidents of the Company with less than ten (10) Years of Service as of the date of the Covered Termination.

“STI Plan” means the CenterPoint Energy, Inc. Short Term Incentive Plan or any successor plan or program thereto.

“Target Bonus” means a Participant’s target incentive award opportunity under the STI Plan in effect for the year with respect to which the target bonus amount is being determined or, if no such plan is then in effect, for the last year in which such a plan was in effect, expressed as a dollar amount based upon the Participant’s annual base salary for the year of such determination.

“Waiver and Release” means a legal document, in a form determined by the Compensation Committee, in which a Participant, in exchange for certain severance benefits described in Section 3.01, among other things, releases the Company, the Affiliates, their directors, officers, employees and agents, their employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to the Participant’s employment with or separation from the Company or any of its Affiliates.

“Welfare Benefit Coverage” means each of medical, dental and vision benefit coverage.

“Years of Service” means full years of employment with the Company and its Affiliates, provided that a partial year of less than 6 months will be disregarded and a partial year of 6 months or more will be considered one (1) Year of Service.

Section 1.02.    Interpretation. In the Plan (a) the words “herein,” “hereof” and “hereunder” refer to the Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term and (c) words used in the singular shall include the plural and the plural shall include the singular. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II

ELIGIBILITY AND EFFECT OF CHANGE IN CONTROL

Section 2.01.    Participants.

(a)    Participants in the Plan shall be each Officer who (A) is not party to an individual employment agreement providing for severance benefits and (B) has executed a written participation agreement in a form determined by the Compensation Committee. For the avoidance of doubt, an individual must be an Officer as of the date of a Change in Control (or, if earlier, his or her Covered Termination) in order to be eligible for the benefits described in Article III.

(b)    This Plan is only for the benefit of the Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in the Plan or to receive any rights or benefits hereunder.

Section 2.02.    Effect of a Change in Control. Notwithstanding any provision of the LTI Plan or agreements thereunder to the contrary, upon the occurrence of a Change in Control, any performance criteria applicable to awards outstanding under the LTI Plan shall be considered to have been achieved at the target level. The foregoing shall not apply to awards granted under the LTI Plan on or after May 1, 2017, as provided under Section 3.01(f).

ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01.    Severance Benefits. If a Participant experiences a Covered Termination, then, subject to the Waiver and Release requirements in Section 3.02 below, the Participant shall be entitled to receive the following:

(a)    Accrued Obligations: A lump sum cash payment in amount equal to the aggregate of:

(1)	the Participant’s base salary through the date of the Covered Termination, to the extent not already paid;

(2)	the Participant’s earned, but not taken, vacation days though the date of the Covered Termination; and

(3)	reimbursement for any unreimbursed business expenses properly incurred by the Participant, in accordance with the Company’s applicable policy, prior to the date of the Covered Termination.

The amount due to the Participant pursuant to this Section 3.01(a) shall be paid as soon as practicable following the date of the Covered Termination in accordance with the Company’s normal payroll policies and practices.

(b)    Severance Amount: A lump sum cash payment in an amount equal to the Participant’s Compensation multiplied by the Participant’s Severance Multiple. Such severance payment due to the Participant pursuant to this Section 3.01(b) shall be paid on the second business day immediately following the end of the six-month period commencing on the date of the Participant’s Covered Termination, along with simple interest on the severance amount at the short-term applicable Federal rate provided for in Code Section 7872(f)(2)(A), based on the period commencing on the date of the Participant’s Covered Termination and ending on the payment date.

(c)    Pro-Rated Bonus: A lump sum cash payment in an amount equal to the Target Bonus in effect at the time of the Participant’s Covered Termination based on the Participant’s eligible earnings under the STI Plan as of the date of the Participant’s Covered Termination, but reduced by any amount payable under the terms of the STI Plan for the performance year in which the Participant’s Covered Termination occurred. Such pro-rated bonus due to the Participant pursuant to this Section 3.01(c) shall be paid on the second business day immediately following the end of the six-month period commencing on the date of the Participant’s Covered Termination, along with simple interest on the bonus amount at the short-term applicable Federal rate provided for in Code Section 7872(f)(2)(A), based on the period commencing on the date of the Participant’s Covered Termination and ending on the payment date.

(d)    Welfare Benefit Coverage: Subject to the Participant’s timely election of and continued eligibility for continuation coverage under COBRA and subject to the Participant’s payment of applicable premiums on the same basis as similarly situated active executives of the Company, continued Welfare Benefit Coverage for the Participant and his or her eligible dependents for a period of two years following (i) the date of the Participant’s Covered Termination or (ii) in the case of a Pre-Change in Control Covered Termination, the date of the Change in Control. Notwithstanding the foregoing, (1) to the extent the Company’s benefits plans and programs do not provide for the Welfare Benefit Coverage as of the date of the Participant’s Covered Termination or (2) if the Company’s obligations contemplated by this Section 3.01(d) would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), the Company shall discontinue the Welfare Benefit Coverage and the Participant shall be entitled to a lump-sum payment equal to an amount reasonably necessary for the Participant to procure insurance providing for Welfare Benefit Coverage for the Participant and his or her eligible dependents during the applicable coverage period provided in the first sentence of this Section 3.01(d).

(e)    Outplacement: Outplacement services for a 9-month period after (i) the date of the Participant’s Covered Termination or (ii) in the case of a Pre-Change in Control Covered Termination, the date of the Change in Control, in connection with the Participant’s efforts to obtain new employment under the outplacement program adopted by the Company. The Participant shall not be entitled to a cash payment in lieu of such services.

(f)    LTI Plan: The Participant shall fully vest in any awards under the LTI Plan for which the performance criteria were deemed achieved at the target level pursuant to Section 2.02 above. Such awards shall be paid to the Participant as soon as practicable following the date of the Covered Termination or, if required to comply with Code Section 409A, on the regularly scheduled payment date of such award. Notwithstanding the foregoing or any provision of the Plan to the contrary, awards granted under the LTI Plan on or after May 1, 2017 shall not be subject to the terms of the Plan, including Section 2.02 and the foregoing provisions of this Section 3.01(f), and such awards shall be governed by the terms of the LTI Plan and the applicable award agreements.

(g)    Enhanced Retirement Plan Benefit: The Participant shall be entitled to an amount not less than the amount that the Participant would have been entitled to receive under the cash balance formula of the Retirement Plan as if the Participant (i) was fully vested in his or her Retirement Plan benefit and (ii) remained an employee of the Company or its Affiliates throughout the Severance Period following (A) the date of the Participant’s Covered Termination or (B) in the case of a Pre-Change in Control Covered Termination, the date of the Change in Control based on his or her Compensation, with such enhanced benefit paid under the Company’s Benefit Restoration Plan in accordance with its terms and conditions.

(h)    All Other Benefit Plans or Programs. The Participant’s participation in all other employee benefit plans and/or programs at the Company and the Affiliates shall cease as of the date of the Participant’s Covered Termination, subject to the terms and conditions of the governing documents of those employee benefit plans and/or programs.

Section 3.02.    Waiver and Release Requirement. Payment of the benefits under Section 3.01(b) through Section 3.01(g) is subject to the Participant’s timely execution and return of the Waiver and Release to the Company, without subsequent revocation during the seven-day period following such execution date (the “Waiver and Release Revocation Period”). The Participant shall have 50 days following (i) the date of the Participant’s Covered Termination, or (ii) in the case of a Pre-Change in Control Covered Termination, the date of the Change in Control, to consider, execute and return the Waiver and Release to the Company and shall then have the right to revoke the Waiver and Release during the Waiver and Release Revocation Period. If the Participant fails to timely execute and return the Waiver and Release to the Company or revokes such Waiver and Release during the Waiver and Release Revocation Period, then the Participant shall forfeit, and shall not be entitled to, any of the benefits described in Section 3.01(b) through Section 3.01(g).

Section 3.03.    Code Section 280G.

(a)    Potential Reduction. Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any reduction (if any) required under this Section 3.03 (the “Payment”), would be subject to the excise tax imposed by Code Section 4999, together with any interest or penalties imposed with respect to such excise tax (“Excise Tax”), then the Company shall automatically reduce (the “Reduction”) the Participant’s Payment to the minimum extent necessary to prevent the Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if such Reduction was not made. If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction shall not apply. If the Reduction is applicable, the Payment shall be reduced in such a manner that provides the Participant with the best economic benefit and, to the extent any portions of the Payment are economically equivalent with each other, each shall be reduced pro rata.

(b)    Determinations. All determinations required to be made under this Section 3.03, including the after-tax benefit and calculation of the Reduction, shall be made by a nationally recognized certified public accounting firm that is selected by the Company (the “Accounting Firm”), which may be the Company’s independent auditors. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or the Accounting Firm declines or is unable to serve, the Participant shall appoint another nationally recognized certified public accounting firm, which is reasonably agreed to by the Company, to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). In the event that the Accounting Firm determines that no Excise Tax is payable by the Participant, either with or without application of the Reduction under this Section 3.03, then the Accounting Firm shall furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. If the Reduction is applicable, the Company shall provide the Participant with a written summary of the portions of the Payment that will be reduced. All fees and expenses of the Accounting Firm shall be borne solely by the Company. All determinations by the Accounting Firm made under this Section 3.03 shall be binding upon the Company and the Participant.

Section 3.04.    Welfare Benefit Coverage Payments. If the Company provides the Participant with one or more Welfare Benefit Coverages pursuant to Section 3.01(d), and the amount of such benefits or the value of such benefit coverage (including, without limitation, any insurance premiums paid by the Company to provide such benefits) is subject to any income, employment or similar tax imposed by federal, state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Income Tax”) because such benefits cannot be provided under a nondiscriminatory health plan described in Section 105 of the Code or for any other reason, the Company will pay to the Participant an additional payment or payments (collectively, an “Income Tax Payment”). The Income Tax Payment will be in an amount such that, after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), the Participant retains an amount of the Income Tax Payment equal to the Income Tax imposed with respect to such welfare benefits or such welfare benefit coverage. In accordance with Treasury Regulation § 1.409A-3(i)(1)(v), in no event shall the Company pay the Participant (or pay on the Participant’s behalf) the Income Tax Payment to which the Participant is entitled under this Section 3.04 later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the Income Tax to the Internal Revenue Service (or in the case of costs and expenses payable under this Section 3.04, no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the Internal Revenue Service, or where as a result of such audit or litigation no taxes are remitted, the end of the Participant’s taxable year next following the Participant’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation). For purposes of clarity, this Section 3.04 shall not apply to any cash payment made to a Participant pursuant to Section 3.01(d) in replacement of any Welfare Benefit Coverages.

ARTICLE IV

LEGAL FEES AND EXPENSES

It is the intent of the Company that the Participant not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Participant’s rights under this Plan by litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to the Participant hereunder.

Accordingly, if it should appear to the Participant that the Company has failed to comply with any of its obligations under this Plan or in the event that the Company or any other person takes or threatens to take any action to declare this Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Participant the benefits provided or intended to be provided to the Participant hereunder, the Company irrevocably authorizes the Participant from time to time to retain counsel of the Participant’s choice, at the expense of the Company as hereafter provided, to advise and represent the Participant in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Participant entering into an attorney-client relationship with such counsel, and in that connection the Company and the Participant agree that a confidential relationship will exist between the Participant and such counsel. Without regard to whether the Participant prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ fees and related expenses incurred by the Participant in connection with any of the foregoing except to the extent that a final judgment no longer subject to appeal finds that a claim or defense asserted by the Participant was frivolous. In such a case, the portion of such fees and expenses incurred by the Participant as a result of such frivolous claim or defense shall become the Participant’s sole responsibility and any funds advanced by the Company shall be repaid to the Company.

With respect to the Company’s obligations under this Article IV, the fees and expenses of counsel selected by the Participant pursuant to this Article IV will be paid, or reimbursed to the Participant if paid by the Participant, on a regular, periodic basis upon presentation by the Participant to the Company of a statement or statements prepared by such counsel in accordance with its customary practices, with such payment to be made no later than March 15th of the year following the year in which the expenses are incurred. The pendency of a claim by the Company that a claim or defense of the Participant is frivolous or otherwise lacking merit shall not excuse the Company from making periodic payments of legal fees and expenses until a final judgment is rendered as hereinabove provided. Any failure by the Company to satisfy any of its obligations under this Article IV will not limit the rights of the Participant hereunder. Subject to the foregoing, the Participant will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Affiliate.

ARTICLE V

RESTRICTIVE COVENANTS

Section 5.01.    Confidentiality. The Participant acknowledges that in the course of his or her employment with the Company, the Company agrees to provide to the Participant Confidential Information regarding the Company and the Company’s business and has previously provided the Participant other such Confidential Information. In return for this and other consideration, provided under this Plan, the Participant agrees that he or she will not, while employed by the Company and thereafter, disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his or her duties hereunder or as may otherwise be required by law or legal process (in which case the Participant shall notify the Company of such legal or judicial proceeding by a non-governmental party as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). Nothing in this Agreement, however, limits or precludes Participant from making a good faith voluntary report, charge, complaint, or claim to or providing truthful testimony and documents as required by law or under oath pursuant to a subpoena, court order, or request by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Heath Administration, the Securities and Exchange Commission or any other federal, state, or local government agency or commission (“Government Agencies”). Participant further understands that this Agreement does not limit Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to the Government Agency, without notice to the Company. For purposes of this Plan, “Confidential Information” shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Plan. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

Section 5.02.    Return of Property. The Participant agrees that at the time of leaving the Company’s employ, he or she will deliver to the Company (and will not keep in his or her possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates or ventures, regardless of whether such items were prepared by the Participant.

Section 5.03.    Non-Solicitation and Non-Competition.

(a)    Non-Solicitation. For consideration provided under this Plan, including, but not limited to the Company’s agreement to provide the Participant with Confidential Information (as defined in Section 5.01) regarding the Company and the Company’s business, the Participant agrees that while employed by the Company and for one year following a Covered Termination he or she shall not, without the prior written consent of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Affiliates or ventures to leave the employment of the Company or any of its Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom the Participant had any actual contact while employed at the Company.

(b)    Non-Competition. For consideration provided under this Plan, including, but not limited to the Company’s agreement to provide the Participant with Confidential Information regarding the Company and the Company’s business, the Participant agrees that while employed by the Company and for one year following a Covered Termination he or she will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company.

(c)    Restricted Area. The restrictions contained in this Section 5.03 are limited to a 50-mile radius around any geographical area in which the Company engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of the Participant’s Covered Termination.

Section 5.04.    Restrictions Reasonable. The Participant acknowledges that the restrictive covenants under this Article V, for which the Participant received valuable consideration from the Company as provided in this Plan, including, but not limited to the Company’s agreement to provide the Participant with Confidential Information regarding the Company and the Company’s business are ancillary to otherwise enforceable provisions of this Plan that the consideration provided by the Company gives rise to the Company’s interest in restraining the Participant from competing and that the restrictive covenants are designed to enforce the Participant’s consideration or return promises under this Plan. Additionally, the Participant acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information.

ARTICLE VI

CLAIMS PROCEDURE

Section 6.01.    Claims Procedure

(a)    It shall not be necessary for a Participant or beneficiary who has become entitled to receive a benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit. However, any Participant or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the benefit which he or she has received, or commenced receiving, may file a written claim for such benefit with the Compensation Committee at any time on or prior to the end of the fiscal year next following the fiscal year in which he or she allegedly became entitled to receive a distribution of such benefit. Such written claim shall set forth the Participant’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of the Plan upon which such claim is based. The Compensation Committee shall, within 90 days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Compensation Committee shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set forth in Section 6.01(b) below.

(b)    A Participant or beneficiary who has filed a written claim for benefits with the Compensation Committee which has been denied may appeal such denial to the Compensation Committee and receive a full and fair review of his or her claim by filing with the Compensation Committee a written application for review at any time within 60 days after receipt from the Compensation Committee of the written notice of denial of his or her claim provided for in Section 6.01(a) above. A Participant or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his or her claim and may submit issues and comments to the Compensation Committee in writing. Not later than 60 days after receipt of a written application for review, the Compensation Committee shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Plan upon which the decision is based.

(c)    Any act permitted or required to be taken by a Participant or beneficiary under this Section 6.01 may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative. Any claim, notice, application or other writing permitted or required to be filed with or given to a party by this Article shall be deemed to have been filed or given when deposited in the U.S. mail, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed. Any such claim, notice, application, or other writing deemed filed or given pursuant to the preceding sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth (5th) business day following the date upon which it was filed or given. Any such notice, application, or other writing directed to a Participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Participant or beneficiary.

ARTICLE VII

Miscellaneous Provisions

Section 7.01.    Conflicts with Other Agreements. In the event that a Participant becomes entitled to benefits under a prior or subsequent agreement pertaining to a Participant’s employment by the Company or any Affiliate thereof (other than this Plan) or the benefits to which a Participant is entitled as a result of such employment and such benefits conflict with the terms of this Plan, the Participant will receive the greater and more favorable of each of the benefits provided under either this Plan or such other agreement or benefits, on an individual benefit basis.

Section 7.02.    Notices. All notices and other communications provided for in the Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice for purposes hereof, directed to the attention of the Compensation Committee, and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

Section 7.03.    Litigation Assistance. Each Participant agrees to assist the Company with any litigation matters related to the Company or any of its subsidiaries or affiliates as may be reasonably requested by the Company’s General Counsel following the date of the Participant’s Covered Termination. The Company shall reimburse a Participant for any reasonable travel or other business expenses incurred in connection with providing such assistance and cooperation. A Participant shall provide such services as an independent contractor and such services shall be limited solely to those matters with which the Participant is suitably experienced and knowledgeable by reason of the Participant’s education, training, background and prior employment with the Company. The Company and each Participant agree to work out reasonable accommodations for the provision of such assistance so that it does not unreasonably interfere with any of the Participant’s personal affairs, business endeavors or future employment. The foregoing notwithstanding, the Company and each Participant agree that the services provided by a Participant under this Section 7.03, if any, shall not exceed twenty percent (20%) of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor of the Company) over the 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than 36 months) immediately preceding the date of his or her Covered Termination.

Section 7.04.    Code Section 409A.

(a)    Interpretation. It is the intent of the Company and the Participants that the provisions of this Plan comply with Code Section 409A and the Treasury regulations and guidance issued thereunder. Accordingly, the Company and the Participants intend that this Plan be interpreted and operated consistent with such requirements of Code Section 409A in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable. The Company shall neither cause nor permit: (a) any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A; or (b) any adjustments to any equity interest to be made in a manner that would result in the equity interest becoming subject to Code Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Code Section 409A to the extent applicable.

(b)    Delay of Payment. Notwithstanding any provision of this Plan to the contrary, if a Participant is a “Specified Employee” (as that term is defined in Code Section 409A) as of the date of the Participant’s Covered Termination, then any amounts or benefits which are payable under this Plan upon the Participant’s “Separation from Service” (within the meaning of Code Section 409A), other than due to death, which are subject to the provisions of Code Section 409A and not otherwise excluded under Code Section 409A, and would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the second business day that (a) is at least six months after the date of the Participant’s Covered Termination or (b) follows the Participant’s date of death, if earlier.

(c)    Reimbursements and In-Kind Benefits. All reimbursements and in-kind benefits provided pursuant to this Plan shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (i) the amounts reimbursed and in-kind benefits provided under this Plan, other than total reimbursements that are limited by a lifetime maximum under a group health plan, during a Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) the reimbursement of an eligible expense shall be made on or before the last day of a Participant’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

Section 7.05.    No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in the Plan by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise. Except as otherwise provided in Section 3.01, the amount of any payment provided for in the Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. The Company’s obligations to make payments to any Participant required under the Plan shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.

Section 7.06.    Amendment or Termination. The Board may amend (in whole or in part) or terminate the Plan at any time; provided, however, that the Plan cannot be amended or terminated during the two-year period following a Change in Control. Notwithstanding the foregoing, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any payments and benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination of the Plan. Notwithstanding the foregoing, nothing herein shall abridge the Compensation Committee’s authority to designate new Participants to participate in the Plan in accordance with Section 2.01 hereof.

Section 7.07.    Administration.

(a)    The Compensation Committee shall have full and final authority, subject to the express provisions of the Plan, with respect to designation of the Participants and administration of the Plan, including but not limited to, the authority to construe and interpret any provisions of the Plan and to take all other actions deemed necessary or advisable for the proper administration of the Plan, and such decisions shall be binding on all parties.

(b)    The Company shall indemnify and hold harmless each member of the Compensation Committee and any other employee of the Company that acts at the direction of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s or employee’s own gross negligence or willful cause. Expenses against which such member or employee shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 7.08.    Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring such assets or a substantial portion thereof shall expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (b) the Company shall provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to Participants hereunder.

Section 7.09.    No Assignment. A Participant’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 7.09, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. The benefits under this Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 7.10.    Tax Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

Section 7.11.    No Employment Rights Conferred. This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or its Affiliates. Nothing contained in the Plan shall (a) confer upon any Participant any right with respect to continuation of employment with the Company or (b) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company to terminate such Participant’s employment at any time.

Section 7.12.    Entire Plan. This Plan contains the entire understanding of the Participants and the Company with respect to severance arrangements maintained on behalf of the Participants by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and the Company with respect to the subject matter herein other than those expressly set forth herein.

Section 7.13.    Prior Agreements. This Plan supersedes all prior agreements, programs and understandings (including all written and verbal agreements and understandings) between each Participant and the Company regarding the terms and conditions of each Participant’s employment and severance arrangements including, without limitation, the Plan as in effect prior to this amendment and restatement effective as of May 1, 2017.

Section 7.14.    Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby.

Section 7.15.    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of laws rules, and applicable federal law.

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